UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Belmont Bancorp.

(Name of Registrant as Specified In Its Charter)

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Participants

Belmont Bancorp. Dividend Reinvestment Plan

April 21, 2005

Dear Plan Participant:

I am pleased to announce that the Board of Directors recently declared a $0.04 cash dividend payment to shareholders of record on April 29, 2005, payable to shareholders on May 13, 2005. At the time of the dividend payment, our shareholders will be electing what form of consideration they would like to receive as a result of our previously announced plan to merge with Sky Financial Group, Inc. (Nasdaq “SKYF” or “Sky”). Subject to shareholder approval, the merger is expected to be completed on June 1, 2005. To facilitate a smooth exchange process from Belmont stock certificates to Sky certificates, we will pay this dividend in cash to all recipients, including those who participate in Belmont’s dividend reinvestment plan. Any voluntary cash contributions made to the plan for investment in Belmont stock will be returned to you by the plan administrator.

A proxy statement and prospectus discussing the merger transaction was also mailed to shareholders on April 21, 2005. Details of the election form and the process to exchange your Belmont stock for Sky stock and/or for cash will be mailed to shareholders on April 26, 2005.

Sky also has a dividend reinvestment program. Questions about participation in Sky’s dividend reinvestment plan should be directed to Sky’s Shareholder Relations Department at (800)576-5007, or in writing to Sky Financial Group, Inc., Dividend Reinvestment Plan, 10 East Main Street, Salineville, Ohio 43945.

Sincerely,

/s/ Wilbur R. Roat
Wilbur R. Roat
President & CEO